Exhibit 99.1

Zanite Acquisition Corp. Announces Extension of Completion Window to November 19, 2021

CLEVELAND, May 18, 2021 — Zanite Acquisition Corp. (Nasdaq: ZNTEU) (the “Company”) announced today that it has extended the period of time it will have to consummate its initial business combination by 6 months from the current deadline of May 19, 2021 until November 19, 2021 (the “completion window”) because Zanite Sponsor LLC has timely deposited $2,300,000 in the Company’s trust account, representing the aggregate purchase price for an additional 2,300,000 private placement warrants. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension of the completion window.

About Zanite Acquisition Corp.

Zanite Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on companies in the aviation, aerospace and defense, urban mobility and emerging technologies industries.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Loretta Healy

The Hubbell Group, Inc.

(781) 718-1117

lhealy@hubbellgroup.com